Exhibit 99.1

DESTINATION MATERNITY CORPORATION
CONTACT: Judd P. Tirnauer
Senior Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS Q2 EARNINGS,
EXCLUDING NON-CASH GOODWILL IMPAIRMENT CHARGES, SIGNIFICANTLY BETTER
THAN PRIOR GUIDANCE AND LAST YEAR,
AND INCREASES GUIDANCE FOR FULL YEAR FISCAL 2009
ADJUSTED EARNINGS AND FREE CASH FLOW
***
Company Projects Full Year Earnings Per Share of $0.80-$1.10,
Excluding Goodwill Impairment Charges, Compared to Prior EPS Guidance of $0.20-$0.60

Philadelphia, PA, April 22, 2009 - Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2009 ended March 31, 2009, with its diluted earnings per share, excluding non-cash goodwill impairment charges, significantly exceeding both its prior earnings guidance and its prior year second quarter earnings results. The Company also increased its adjusted earnings guidance for the full year fiscal 2009 (excluding non-cash goodwill impairment charges), and increased its projected generation of free cash flow (defined as net cash provided by operating activities minus capital expenditures) to at least $25 million for the full year fiscal 2009. The second quarter fiscal 2009 financial results include a $3.4 million non-cash goodwill impairment charge.

Second Quarter Fiscal 2009 Financial Results

  Net sales for the second quarter of fiscal 2009 decreased 6.4% to $130.1 million from $139.0 million for the second quarter of fiscal 2008 and were within the Company's guidance range of $128 to $131 million provided in its January 27, 2009 press release. The decrease in sales versus last year resulted primarily from a decrease in Sears® leased department sales, due to the closure of all of the Company's remaining leased departments within Sears stores during the month of June 2008, a decrease in comparable store sales, and decreased sales from the Company's licensed relationship.

  Comparable store sales decreased 2.8% during the second quarter of fiscal 2009 versus a comparable store sales decrease of 1.7% during the second quarter of fiscal 2008. After adjusting for the "days adjustment calendar shift" and Easter timing shift, comparable store sales decreased approximately 0.8% for the second quarter of fiscal 2009, and decreased approximately 2.7% to 3.7% for the second quarter of fiscal 2008.

  Net loss for the second quarter of fiscal 2009 was $(1.9) million, or $(0.32) per common share, which included the $3.4 million non-cash goodwill impairment charge, compared to net loss for the second quarter of fiscal 2008 of $(0.4) million, or $(0.07) per common share, which had no goodwill impairment charge.

  Net income before the goodwill impairment charge was $1.5 million, or $0.25 per common share (diluted) for the second quarter of fiscal 2009, a significant improvement over the second quarter of fiscal 2008 net loss of $(0.4) million, or $(0.07) per common share. This second quarter fiscal 2009 adjusted earnings performance was significantly better than the Company's guidance, provided in its January 27, 2009 press release, of a loss per share of between $(0.22) and $(0.35), excluding goodwill impairment charges.

  The Company recorded a non-cash goodwill impairment charge of $3.4 million, on both a pretax and after tax basis, in the second quarter of fiscal 2009. As a result of a substantial decrease in the market price of the Company's common stock subsequent to September 30, 2008, reflecting deteriorating overall economic conditions and the very difficult equity market conditions of recent months, the Company reassessed the carrying value of its goodwill as of December 31, 2008 in accordance with the interim period requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and concluded that its goodwill was impaired. A $47.0 million goodwill impairment charge was recorded in the first quarter reflecting the preliminary indication from the impairment analysis. When all aspects of the impairment analysis were completed in the second quarter of fiscal 2009, the analysis indicated the Company's goodwill was fully impaired. A $3.4 million charge was recorded in the second quarter, representing the remaining carrying value of the goodwill as of December 31, 2008. Non-cash goodwill impairment charges do not have any adverse effect on the covenant calculations under the Company's debt agreements or the Company's overall compliance with the covenants of its debt agreements.

  Adjusted EBITDA was $8.3 million for the second quarter of fiscal 2009, an increase of 28.1% over the $6.5 million of Adjusted EBITDA for the second quarter of fiscal 2008. Adjusted EBITDA is defined in the financial tables at the end of this press release.

First Six Months of Fiscal 2009 Financial Results

  Net sales for the first six months of fiscal 2009 decreased 6.0% to $264.9 million from $281.9 million for the first six months of fiscal 2008. The decrease in sales versus last year resulted primarily from a decrease in Sears leased department sales, a decrease in comparable store sales, and decreased sales from the Company's licensed relationship.

  Comparable store sales decreased 1.5% during the first six months of fiscal 2009 versus a comparable store sales decrease of 2.9% during the first six months of fiscal 2008.

  Net loss for the first six months of fiscal 2009 was $(48.8) million, or $(8.17) per common share, which included the $50.4 million non-cash goodwill impairment charges, compared to net loss for the first six months of fiscal 2008 of $(0.7) million, or $(0.13) per common share, which had no goodwill impairment charge.

  Net income before the goodwill impairment charge was $1.6 million, or $0.26 per common share (diluted) for the first six months of fiscal 2009, a significant improvement over the first six months of fiscal 2008 net loss of $(0.7) million, or $(0.13) per common share.

  The Company recorded non-cash goodwill impairment charges of $50.4 million, on both a pretax and after tax basis, in the first six months of fiscal 2009 representing the full carrying value of the goodwill.

    Adjusted EBITDA was $14.4 million for the first six months of fiscal 2009, an increase of 10.8% over the $13.0 million of Adjusted EBITDA for the first six months of fiscal 2008.

Retail Locations

The table below summarizes store opening and closing activity for the second quarter and first six months of fiscal 2009 and 2008, as well as the Company's store and total retail location count at the end of each fiscal period.
	Second Quarter Ended		Six Months Ended
	03/31/2009	03/31/2008	03/31/2009	03/31/2008

Store Openings
Total	2	10	9	17
Multi-Brand Store Openings	1	-	3	2

Store Closings
Total	18	16	29	32
Closings Related to Multi-Brand Store Openings	3	1	6	9

Period Ending Retail Location Count
Stores	734	766	734	766
Leased Department Locations	354	771	354	771
Total Retail Locations	1,088	1,537	1,088	1,537

The decrease in leased department locations at March 31, 2009 versus March 31, 2008 predominantly reflects the closure of all the remaining leased departments within Sears stores in June 2008, as a result of the ending of the Company's relationship with Sears, as compared to the 477 Sears leased departments operated by the Company at March 31, 2008, partially offset by the opening of an additional 69 Babies"R"Us® leased department locations in January 2009 and February 2009.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, "We are very pleased with our earnings performance for the second quarter, as well as the continued actions we are taking to further improve our profitability and cash flow, which has enabled us to increase our full year fiscal 2009 guidance for earnings and cash flow. Our earnings for the second quarter, excluding the goodwill impairment charge, significantly exceeded both the top end of our prior earnings guidance range and our last year second quarter earnings, as a result of our strong merchandise gross margin performance and continued tight management of expenses.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while still reducing inventory levels, resulting in better than planned gross margin performance and lower than planned expenses. Thus, our second quarter diluted earnings per share of $0.25, excluding goodwill impairment charges, was significantly better than our last year second quarter loss of $(0.07) per share, and was significantly better than our prior guidance range of between a loss of $(0.22) and $(0.35) per share, excluding goodwill impairment charges, that we provided in our January 27, 2009 press release.

"Our sales performance for the second quarter was in-line with our expectations, with our comparable store sales decrease of 2.8% for the quarter slightly better than our guidance range of down 3.0% to 5.0% for the quarter, and our total sales of $130.1 million falling within our sales guidance range of $128 to $131 million provided in our January 27, 2009 press release. In analyzing our comparable store sales results, it is important to recognize the significant impact of the calendar shift and Easter timing shift on our reported comparable store sales results for the quarter. Although our second quarter comparable store sales decreased 2.8% on a reported basis, after adjusting for the "days adjustment calendar shift" and Easter timing shift, our adjusted comparable store sales decreased approximately 0.8%. Although this is still a comparable store sales decline, we believe our sales performance is very respectable in light of the continued extremely difficult overall retail environment and the significant comparable store sales declines experienced by many retailers in recent months."

Goodwill Impairment

Mr. Krell continued, "As a result of a substantial decrease in our stock price subsequent to September 30, 2008, reflecting the very difficult market conditions of recent months, we evaluated our goodwill for potential impairment as of December 31, 2008 in accordance with accounting requirements. Based on the preliminary results of this evaluation, we recorded a $47.0 million non-cash goodwill impairment charge in the first quarter of fiscal 2009. The final results of our evaluation indicated the goodwill was fully impaired and consequently we recorded a $3.4 million non-cash goodwill impairment charge in the second quarter of fiscal 2009, representing the remaining carrying value of the goodwill as of December 31, 2008. These charges do not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements."

Strong Financial Condition

Mr. Krell further stated, "We continue to be in a strong financial position and are very focused on continuing to generate free cash flow and continuing to deleverage our balance sheet."

  The Company has reduced its total debt by $19.2 million in the past twelve months and by $50.2 million over the past 21/2 years, bringing its total debt down to $68.1 million at March 31, 2009, compared to $87.3 million at March 31, 2008 and $118.3 million at September 30, 2006.

  The Company has reduced its net debt (defined as total debt minus cash and cash equivalents and short-term investments) by $28.9 million in the past twelve months, bringing its net debt down to $50.7 million at March 31, 2009 from $79.6 million at March 31, 2008.

  By continuing to reduce its debt level and having refinanced its debt at lower rates in 2007, the Company has significantly reduced its annual interest expense, from $14.5 million in fiscal 2006, to $7.0 million in fiscal 2008, to a projected fiscal 2009 interest expense of slightly below $5.0 million.

  The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan. The Term Loan represents $65.2 million of the Company's total debt of $68.1 million as of March 31, 2009.

  At March 31, 2009, the Company had no outstanding borrowings under its credit facility and the Company had approximately $38 million of availability under the credit facility. The Company's credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

  Although the Company may choose to repurchase its stock in the future, the Company's priority remains continued deleveraging of its balance sheet through debt repayment.

  The Company continues to be in full compliance with all covenants of its debt agreements.

Guidance

"Looking forward, we feel very good about our product lines and we are cautiously optimistic about our future sales trend. Although in recent months we have seen relatively stronger sales than most retailers, with the extremely weak current and projected overall economic environment, we are planning our sales more conservatively than we did in January 2009 when we gave our previous financial guidance for fiscal 2009. But as part of our continued tight management of expenses and keen focus on improving profitability, we have recently implemented additional expense reduction initiatives, including the restructuring of our field management organization in early April to reduce the number of our regional managers and district managers. In addition, with our continued tight management of inventory and our continued efforts to reduce product cost, we project our gross margin will be higher than we previously planned. Thus, despite a reduction in our sales guidance for the year, our earnings per share guidance of between $0.80 and $1.10 per share for the full year fiscal 2009, excluding goodwill impairment charges, is significantly higher than the $0.20 to $0.60 earnings per share guidance we provided in January 2009, as a result of our stronger planned gross margin and lower planned expenses. With the weak overall economic and retail environment, we will continue to manage our inventory and our expenditures very tightly. We continue to plan to generate significant free cash flow during fiscal 2009 and such cash flow could be used, in part or in whole, for prepayment of debt.

"Our updated financial guidance for the full year fiscal 2009 is as follows:

  Net sales in the $532 to $541 million range, representing a sales decrease of between 4.2% and 5.8% versus fiscal 2008, and a reduction from our January 2009 guidance of $539.5 to $549 million of sales.

  Comparable store sales decrease of between 2.0% and 3.5%. This compares to our January 2009 guidance for fiscal 2009 comparable store sales decrease of between 1.0% and 3.0%. Our current full year comparable store sales guidance assumes a comparable store sales decrease of between 2.5% and 5.5% for the second half of fiscal 2009.

  Gross margin for fiscal 2009 expected to increase significantly versus fiscal 2008.

  Total operating expenses, excluding goodwill impairment charges, are planned lower than fiscal 2008 and, even with the planned lower level of sales, these operating expenses as a percentage of net sales for fiscal 2009 are planned to be approximately equal to fiscal 2008, primarily resulting from the Company's strategic restructuring in July 2008, as well as the implementation of subsequent additional expense reductions and continued tight management of expenses, partially offset by higher variable incentive compensation expense resulting from increased profitability.

  Operating income, excluding goodwill impairment charges, in the $13.2 to $16.1 million range, compared to fiscal 2008 operating income of $5.1 million.

  Diluted earnings per common share, excluding goodwill impairment charges, of between $0.80 and $1.10 per share for fiscal 2009, compared to a reported loss of $(0.23) per share for fiscal 2008, which had no goodwill impairment charges. This fiscal 2009 earnings per share guidance is significantly better than the guidance of diluted earnings per common share, excluding goodwill impairment charges, of between $0.20 and $0.60 per share for fiscal 2009 provided in January 2009. Earnings per common share, on a reported basis, of between a loss of $(7.30) and $(7.60) per share for fiscal 2009, reflecting the goodwill impairment charges of $50.4 million or $8.40 per share.

  Adjusted diluted earnings per common share, before goodwill impairment, loss on extinguishment of debt, restructuring and other charges, are projected to be between $0.86 and $1.16 per share for fiscal 2009, compared to adjusted diluted earnings per share of $0.14 per share for fiscal 2008.

  Adjusted EBITDA in the $31.0 to $34.0 million range, an increase of between 22% and 33% over the fiscal 2008 Adjusted EBITDA of $25.5 million. Adjusted EBITDA before restructuring and other charges in the $31.3 to $34.3 million range, an increase of between 9% and 20% over the fiscal 2008 figure of $28.7 million.

  Open approximately 13 to 17 new stores during the year, including approximately 4 to 7 new multi-brand stores, and close approximately 40 to 50 stores, with approximately 8 to 12 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

  Capital expenditures planned at between $11.0 and $12.5 million, a significant reduction from fiscal 2008 capital expenditures of $15.7 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $7 million and $8 million, compared to $13.1 million in fiscal 2008.

  Inventory at fiscal 2009 year end planned to be significantly less than fiscal 2008 year end.

  Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of at least $25 million for the full year fiscal 2009, an increase from our prior projection of approximately $20 million that we provided in January 2009.

"Thus far in April, our sales results have been weak, but we recognize that the weather in many parts of the country has been unseasonably cool during much of the month, which hurts sales of Spring merchandise. Based on our sales results thus far in April, we expect our comparable store sales for the full month of April to decrease between 3% and 6% on a reported basis, and to decrease between 5% and 8% after adjusting for the estimated benefit to April's sales of the later timing of Easter in 2009 (April 12, 2009) compared to 2008 (March 23, 2008).

"Our financial guidance for the third quarter of fiscal 2009 is as follows:

  Net sales in the $141 to $146 million range.

  Comparable store sales of down 2.5% to 5.5% for the quarter.

  Diluted earnings per common share of between $0.74 and $0.91 per share.

Company Strategy

Mr. Krell added, "As we plan and execute our business for both this year and beyond, we continue to be guided by several key goals and strategic objectives:

  Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

  Increase the profitability of our U.S. business, focusing on the following:

    Increase comparable store sales, with continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers. Capitalize on our brand restructuring to better leverage both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand to drive sales with our consumers.

    Control our expenditures and continue to be more efficient in operating our business-streamline, simplify and focus.

    Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

    Continue to close underperforming stores.

  In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

    International expansion

    Potential growth of our leased department and licensed relationships

    Selective new store openings and relocations in the U.S. and Canada

    Continued growth in sales through the internet

    Continued focus on enhancing our overall customer relationship, including our marketing partnerships and futuretrust® college savings program.

  Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

  Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, "We feel very good about our Company's position and the actions we are taking to manage our business through these challenging economic times, so that we can continue to drive near term improvements while also making progress towards our longer term goals in order to emerge as an even stronger company when the economy recovers."

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company's second quarter fiscal 2009 earnings and future financial guidance. You can participate in this conference call by calling (210) 234-0026. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is "Destination Maternity." In the event that you are unable to participate in the call, a replay will be available through Wednesday, May 6, 2009 by calling (866) 454-2134.

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." In the United States and Canada, Destination Maternity operates, as of March 31, 2009, 1,088 retail locations, including 734 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has recently entered into exclusive store franchise and product supply relationships in India and in the Middle East.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, free cash flow or other results of operations, liquidity and financial condition, expense savings, potential debt prepayments, potential stock repurchases, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Second Quarter Ended		Six Months Ended
	3/31/09	3/31/08	3/31/09	3/31/08

Net sales	$130,082	$139,005	$264,894	$281,881
Cost of goods sold	60,227	69,319	127,184	140,233

Gross profit	69,855	69,686	137,710	141,648
Selling, general and administrative expenses	66,019	67,471	132,009	137,163
Store closing, asset impairment and asset disposal expenses	164	868	166	1,754
Restructuring charges	-	-	171	-
Goodwill impairment expense(1)	3,389	-	50,389	-

Operating income (loss)	283	1,347	(45,025)	2,731
Interest expense, net	1,162	1,858	2,556	3,724
Loss on extinguishment of debt	-	38	66	38

Loss before income taxes	(879)	(549)	(47,647)	(1,031)
Income tax provision (benefit)	1,036	(159)	1,183	(289)

Net loss	$(1,915)	$(390)	$(48,830)	$(742)

Net loss per share - basic and diluted	$(0.32)	$(0.07)	$(8.17)	$(0.13)
Average shares outstanding - basic and diluted	5,994	5,937	5,980	5,894

Supplemental information:
Net loss, as reported	$(1,915)	$(390)	$(48,830)	$(742)
Add: goodwill impairment expense, net of tax	3,389	-	50,389	-
Adjusted net income (loss), before goodwill impairment expense	1,474	(390)	1,559	(742)
Add: loss on extinguishment of debt, net of tax	-	23	42	23
Add: restructuring charges, net of tax	-	-	107	-
Adjusted net income (loss), before goodwill impairment expense, loss on extinguishment of debt, and restructuring charges	$1,474	$(367)	$1,708	$(719)

Adjusted net income (loss) per share -diluted, before goodwill impairment expense(2)	$0.25	$(0.07)	$0.26	$(0.13)
Adjusted net income (loss) per share -diluted, before goodwill impairment expense, loss on extinguishment of debt and restructuring charges(2)	$0.25	$(0.06)	$0.29	$(0.12)

(1) Reflects the non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the second quarter and six months ended March 31, 2009.

(2) Adjusted net income per share - diluted for the second quarter and six months ended March 31, 2009 are based on 5,997 and 5,990 average diluted shares outstanding, respectively.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Selected Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31,		September 30,	March 31,
	2009		2008	2008

Cash and cash equivalents	$ 17,422		$ 12,148	$ 7,774
Inventories	79,842		88,056	100,177
Property, plant and equipment, net	65,095		66,098	67,568
Line of credit borrowings	-		-	-
Long-term debt, excluding current portion	66,867		76,786	86,107
Stockholders' equity	40,265	(1)	89,468	87,477

(1) Includes the reduction from the $50,389 non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the six months ended March 31, 2009.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)
and Adjusted EBITDA Before Restructuring Charges,
and Operating Income (Loss) Margin to Adjusted EBITDA Margin
and Adjusted EBITDA Margin Before Restructuring Charges
(in thousands, except percentages)
(unaudited)

	Second Quarter Ended		Six months Ended
	3/31/09	3/31/08	3/31/09	3/31/08

Operating income (loss)	$283	$1,347	$(45,025)	$2,731
Add: depreciation and amortization expense	3,787	3,955	7,731	7,957
Add: loss on impairment of long-lived assets	200	413	363	946
Add: goodwill impairment expense	3,389	-	50,389	-
Add: loss (gain) on disposal of assets	144	192	(141)	238
Add: stock compensation expense	489	568	1,089	1,126
Adjusted EBITDA(1)	8,292	6,475	14,406	12,998
Add: restructuring charges(2)	-	-	43	-
Adjusted EBITDA before restructuring charges	$8,292	$6,475	$14,449	$12,998

Net sales	$130,082	$139,005	$264,894	$281,881

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	0.2%	1.0%	(17.0)%	1.0%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	6.4%	4.7%	5.4%	4.6%
Adjusted EBITDA margin before restructuring charges (Adjusted EBITDA before restructuring charges as a percentage of net sales)	6.4%	4.7%	5.5%	4.6%

(1) Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.

(2) Excludes accelerated depreciation expense of $128 for the six months ended March 31, 2009 included in depreciation and amortization expense above.

Reconciliation of Net Loss Per Share
to Adjusted Net Income Per Share - Diluted,
Before Goodwill Impairment Expense, Loss on Extinguishment of Debt,
and Restructuring and Other Charges
(unaudited)
	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08

Net loss per share(1)	$(7.30) to (7.60)	$(0.23)
Add: per share effect of goodwill impairment expense	8.40	-
Adjusted net income (loss) per share - diluted, before goodwill impairment expense(2)	0.80 to 1.10	(0.23)
Add: per share effect of loss on extinguishment of debt	0.02	0.01
Add: per share effect of restructuring and other charges	0.04	0.36
Adjusted net income per share - diluted, before goodwill impairment expense, loss on extinguishment of debt, and restructuring and other charges(2) (3)	$0.86 to 1.16	$0.14

(1) Projected net loss per share for the year ending September 30, 2009 is based on 5,993,000 projected average shares outstanding.

(2) Projected adjusted net income per share - diluted for the year ending September 30, 2009 is based on 6,014,000 projected average diluted shares outstanding.

(3) Adjusted net income per share - diluted for the year ended September 30, 2008 is based on 6,048,000 average diluted shares outstanding.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
and Adjusted EBITDA Before Restructuring and Other Charges
(in millions, unaudited)
	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08(1)

Operating income (loss)	$(34.2) to (37.2)	$5.1
Add: depreciation and amortization expense	15.0	16.0
Add: loss on impairment of long-lived assets and loss on disposal of assets	0.8	2.2
Add: goodwill impairment expense	50.4	-
Add: stock compensation expense	2.0	2.3
Adjusted EBITDA	31.0 to 34.0	25.5
Add: restructuring and other charges(2)	0.3	3.2
Adjusted EBITDA before restructuring and other charges	$31.3 to 34.3	$28.7

(1) Components do not add to total due to rounding.

(2) Excludes the portion of restructuring charges representing accelerated depreciation expense, which is included in depreciation and amortization expense above.